SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Iron Mountain Incorporated

(Name of Registrant as Specified In Its Charter)

Elliott Associates, L.P.

Elliott International, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 10, 2011, Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) issued the following press release:

Elliott Management Sends Letter to Board of Directors of Iron Mountain Incorporated

Elliott Submits a Minority Slate of Four Independent, Highly Qualified Nominees

To Join Iron Mountain’s Board of Directors

NEW YORK, March 10, 2011 – Elliott Management Corporation, on behalf of the funds that it manages (“Elliott”), yesterday submitted a letter to the Board of Directors of Iron Mountain Incorporated (NYSE: IRM) (“Iron Mountain”), a Boston-based information management services company.

As the beneficial owner of slightly under 5% of Iron Mountain’s common stock, Elliott has called for a strategic review of Iron Mountain’s capital allocation and operational efficiency. Elliott has submitted a minority slate of four independent, highly qualified nominees to join the Board of Directors to bring independent perspectives and additional insights to this review process.

Full text of the letter can be found below. In addition, Elliott filed a presentation with the SEC, which is publicly available at http://www.sec.gov/edgar.shtml.

About Elliott Management Corporation

Elliott Management Corporation oversees two funds, Elliott Associates, L.P. and Elliott International, L.P., that have more than $16.8 billion of assets under management. Founded in 1977, Elliott is one of the oldest private investment firms of its kind under continuous management. The Elliott funds’ investors include large institutions, college and charitable endowments, family offices, and friends and employees of the firm.

Media Contacts:

Finsbury Group

Tripp Kyle / David Millar

Elliott-US@finsbury.com

+1 212 303 7600

Investor Contacts:

Mackenzie Partners

Larry Dennedy / Bob Marese

+1 212 929 5500

March 9, 2009

The Board of Directors

Iron Mountain Incorporated

745 Atlantic Avenue, MA 02111

Dear Members of the Board of Directors:

We are writing to you on behalf of Elliott Associates, L.P. and Elliott International, L.P. (collectively “Elliott” or “we”), collectively the beneficial owners of slightly under 5% of the common stock of Iron Mountain Incorporated (the “Company” or “IRM”). As you know, we have identified and submitted a minority slate of four independent, highly qualified nominees to join IRM’s Board. We believe the Board must launch an in-depth review of the Company’s capital allocation and operational efficiency. Our nominees have exceptional experience in both of these critical areas and will bring fresh, independent perspectives and additional insights to the Board’s review process.

As our previous meetings with management have indicated, our primary concern is not with IRM’s core operations. Management has done a commendable job building the Company’s North American Physical business, which currently represents 69% of 2010 Revenues and 86% of 2010 OIBDA. This business has an industry-leading market position, 44% margins and a sustainable, recurring revenue stream. However the Company’s own success has made this segment a mature business. Having substantially penetrated North America the business simply cannot grow faster than its underlying market.

For a long period, high growth and high returns went hand-in-hand. It must be recognized, however, that this is no longer the case. But instead of returning capital to shareholders management has chosen to reinvest the bulk of IRM’s annual profits in expansion-driven capital expenditures and acquisitions that have generated minimal–to-negative returns. Over the last decade, the Company has spent $2.7bn on its weak International Physical and ailing Worldwide Digital businesses, neither of which has come close to earning the margins or returns on capital of the North American Physical business. Had IRM simply retained that cash it would now have savings equal to roughly 50% of the Company’s current market capitalization.

To us it hardly seems surprising that IRM is not competitively positioned against technology titans like EMC or Google in the digital marketplace. Nor is it unexpected that the synergies of operating cross-border storage businesses in Berlin and Barcelona are far less compelling than operating them in Boston and New York. Judging by IRM’s 2010 acquisitions and public comments, management does not yet accept these new realities. As stated by Mr. Brennan in the opening lines of his letter to shareholders last April: “Driving top line growth is the number one priority at Iron Mountain.”

IRM’s Board needs to review the Company’s recent and planned capital investments as well as the merits of its status as a fully taxable “C” corporation. For example, the Company should consider whether it is in the best interest of shareholders to invest 6% of its revenue into growth capital expenditures when expected organic revenue growth for 2011 is 0-2%. We also question whether further investment is justified in the International Physical business where margins continue run at less than half those of North America Physical, and likewise in the Worldwide Digital business where the Company’s returns on capital appear to be negative. In addition, the Board should determine what value there is to shareholders in paying an estimated $0.74/share in 2011 taxes above what would be required in an alternative structure.

The Company should take concrete steps to refocus the business and capitalize on its strengths to once again become an attractive investment for shareholders. These steps include (1) implementing business improvements to achieve operational efficiencies, (2) focusing on return on invested capital for all growth initiatives, (3) optimizing the corporate structure to maximize distributable cash flow, and (4) aligning management compensation with shareholder value creation.

We are strong believers in the longer-term opportunity at Iron Mountain. We see far more value than is currently reflected in the Company’s stock price. The Company has an excellent core business with a sustainable competitive advantage. All we need now is an equally compelling plan for managing capital allocation and maximizing shareholder value.

To that end we have assembled a slate of four independent, highly qualified and motivated individuals who are fully prepared to explore all options to maximize shareholder value. Our nominees for IRM’s Board of Directors are:

•

Ted R. Antenucci. Mr. Antenucci is President and Chief Investment Officer of ProLogis Trust. Before joining ProLogis in September 2005, Mr. Antenucci served as President of Catellus Commercial Development Corp. with responsibility for all development, construction and acquisition activities. Prior to that, Mr. Antenucci served as Executive Vice President of Catellus Commercial Group, where he managed the company’s industrial development activities in the United States, including northern and southern California, Denver, Chicago, Dallas and Portland. Mr. Antenucci has spent his career in the industrial and warehousing property sector, including extensive international experience, and helped lead the successful conversion of Catellus to a REIT.

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Robert J. Levenson. Since 2000, Mr. Levenson has been the Managing Member of Lenox Capital Group, LLC, a private venture capital investment company focused on early stage software technology and services. Mr. Levenson has held numerous senior executive positions in leading firms in the business services space, including Automatic Data Processing, Inc., Medco Containment Services, Inc. and First Data Corp. Mr. Levenson has been involved in growing the revenues and profitability of numerous business service lines.

•

Allan Z. Loren. Mr. Loren is a 45-year veteran of building successful organizations and has extensive strategic, technology and operational experience. Between 2000 and 2005, he served as Chairman and CEO of D&B (formerly known as Dun & Bradstreet), refocusing the business and implementing the innovative “Blueprint for Growth” strategy, which has been profiled in publications such as McKinsey Quarterly as an example of innovative corporate leadership. Prior to D&B, he served as Executive Vice President and Chief Information Officer for American Express for six years. He was President and CEO of Galileo International from 1991 to 1994. During his tenure, he oversaw the successful merger of Galileo Ltd. and Covia Partnership to create Galileo International, a leading travel information and transaction processing company. From 1988 to 1990, he served as President of Apple Computer U.S.A. and as CIO of CIGNA from 1981 to 1987.

•

Harvey Schulweis. Mr. Schulweis is a co-founder and Managing Director of Niantic Partners, a real estate investment company, and the President and sole shareholder of Schulweis Realty, Inc., a private real estate investment and development firm which he founded in 1991. Mr. Schulweis was Chairman and Chief Executive Officer of The Town and Country Trust, a publicly traded real estate investment trust, from 1993 until its sale on March 31, 2006. Previously Mr. Schulweis was a General Partner at Lazard Frères &Co. and a CPA and partner at a predecessor firm to Ernst & Young. Mr. Schulwies brings a career-long focus on optimizing corporate investment decisions and return on capital. Mr. Schulweis led Town and Country’s successful conversion to a REIT.

We are grateful to these independent nominees for their willingness to devote their time and energy to this effort and to Iron Mountain’s future. In the coming weeks, we look forward to discussing these issues and opportunities with you and the Company’s shareholders.

Elliott Management

Additional Information

Elliott intends to make a filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2011 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2011 Annual Meeting”) of Iron Mountain Incorporated (the “Company”). Information relating to the participants in such proxy solicitation is contained below. Stockholders are advised to read the proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2011 Annual Meeting when they become available because they will contain important information, including additional information relating to the participants in such proxy solicitation. When completed and available, Elliott’s definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request by mail or telephone to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885).

Participants in the Solicitation

The potential participants in a proxy solicitation by Elliott in connection with the 2011 Annual Meeting are anticipated to include Elliott Associates, L.P. (“Elliott Associates”), a Delaware limited partnership, Elliott International, L.P. (“Elliott International”), a Cayman Islands limited partnership, and each of the four individuals nominated by Elliott for election as directors at the 2011 Annual Meeting: Ted Antenucci, Robert J. Levenson, Allan Z. Loren and Harvey Schulweis.

In addition, Paul E. Singer (“Singer”), Elliott Capital Advisors, L.P. (“Capital Advisors”), a Delaware limited partnership which is controlled by Singer, and Elliott Special GP, LLC (“Special GP”), a Delaware limited liability company which is controlled by Singer, are the general partners of Elliott Associates and may all be deemed to beneficially own the shares of common stock of the Company, par value $0.01 per share (the “Shares”), held by Elliott Associates, (ii) Singer, Braxton Associates Inc. (“Braxton”), a Delaware corporation, and Elliott Asset Management LLC (“Asset Management”), a Delaware limited liability company, are the general partners of Capital Advisors and may be deemed to beneficially own the Shares held by Elliott Associates, (iii) The Liverpool Limited Partnership (“Liverpool Partnership”), a Bermuda limited partnership, is a wholly-owned subsidiary of Elliott Associates that initially acquired a portion of the Shares beneficially owned by Elliott Associates, and Liverpool Associates Ltd. (“Liverpool Associates”), a Bermuda company, is a wholly-owned subsidiary of Elliott Associates and is the sole general partner of Liverpool Partnership and may be deemed to beneficially own the Shares held by Liverpool Partnership, and (iv) Elliott International Capital Advisors Inc. (“EICA”), a Delaware corporation, as investment manager of Elliott International, Hambledon, Inc. (“Hambledon”), a Cayman Islands corporation which is also controlled by Singer, as the sole general partner of Elliott International and Singer, may be deemed to beneficially own the Shares held by Elliott International (Elliott, Ted Antenucci, Robert J. Levenson, Allan Z. Loren, Harvey Schulweis, Singer, Capital Advisors, Special GP, Braxton, Asset Management, Liverpool Partnership, Liverpool Associates, EICA, Hambledon and Elliott Management Corporation, a Delaware corporation which provides management services to Elliott and their affiliates, collectively the “Elliott Participants”). Each of the Elliott Participants may be deemed to be participants in the proxy solicitation by Elliott in connection with the 2011 Annual Meeting.

As of March 9, 2011, Elliott Associates is the direct record owner of 1,000 of the Shares and is the beneficial owner of an additional 3,953,388 of the Shares, which includes Shares that Elliott Associates (in part through Liverpool Partnership) has the right to acquire through the exercise of options. In addition, as of such date, Elliott Associates has entered into total return swap agreements (the “Derivative Agreements”) with respect to 236,000 Shares, and Derivative Agreements with respect to an additional 120,000 Shares through Liverpool Partnership. The Derivative Agreements provide Elliott Associates with economic results that are comparable to the economic results of ownership but do not provide it with the power to vote or direct the voting or dispose of or direct the disposition of the Shares that are the subject of the Derivative Agreements. The counterparties to the Derivative Agreements are unaffiliated third party financial institutions.

As of March 9, 2011, Elliott International is the direct record owner of 1,000 of the Shares and is the beneficial owner of an additional 5,132,488 of the Shares, which includes Shares that Elliott International has the right to acquire through the exercise of options. As of such date, Elliott International has entered into Derivative Agreements with respect to 534,000 Shares. The Derivative Agreements provide Elliott International with economic results that are comparable to the economic results of ownership but do not provide it with the power to vote or direct the voting or dispose of or direct the disposition of the Shares that are the subject of the Derivative Agreements. The counterparties to the Derivative Agreements are unaffiliated third party financial institutions.

Except as described herein, as of March 9, 2011 none of the Elliott Participants owns any securities of the Company.